Exhibit 10.26

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Employment Agreement (“Agreement”) made effective as of the 31st day of December 2008, by and between Sangamo BioSciences, Inc., a Delaware corporation (the “Company”), and H. Ward Wolff (“Executive”).

R E C I T A L S

A. The Board of Directors (“Board”) elected Executive as Executive Vice President and Chief Financial Officer of the Company effective as of December 3, 2007.

B. The Company and Executive entered into an Employment Agreement, dated November 30, 2007 (the “Original Agreement”).

C. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements; and

D. The Executive and the Board of Directors of the Company desire to amend the terms and conditions of the Original Agreement so as to bring those terms and conditions into documentary compliance with Section 409A of the Code and the final Treasury Regulations thereunder and to continue Employee’s employment with the Company upon the amended and restated terms and conditions set forth herein.

NOW, THEREFORE, the parties agree that the Original Agreement is amended and restated as follows:

1.	Position.

The Board has elected Executive to the full-time position of Executive Vice President and Chief Financial Officer of the Company and Executive has accepted this position.

2.	Compensation.

Executive will be paid as compensation for his services a base salary at the annual rate of $350,000, or such higher rate as the Board may determine from time to time. The salary shall be payable in accordance with the standard payroll procedures of the Company. The annual compensation specified in this Section 2, together with any increases in such compensation that may be granted from time to time, is referred to in this Agreement as “base salary.”

3.	Annual Performance Bonus.

Executive shall be eligible to receive a bonus of up to 40% of his base salary for his performance each calendar year. This bonus shall be paid not later than February

28 of the year following the year for which it is being paid based upon the achievement of certain individual and Company performance criteria as agreed upon by the Board and Executive. The determination of Executive’s performance in relation to the performance criteria and the amount of the bonus shall be in the sole discretion of the Board.

4.	Benefits.

Executive will be entitled to the employee benefits generally provided to other executive officers of the Company.

5.	Equity.

(a) The Board (or a committee of the Board) will grant Executive a stock option to purchase 300,000 shares of the Company’s Common Stock at the fair market value on the date of grant (“Option”) and 100,000 restricted stock units (“Restricted Stock Units”) under the Company’s 2004 Stock Incentive Plan (“Plan”). The Option will be evidenced by a standard stock option agreement and the Restricted Stock Units will be evidenced by a standard restricted stock units agreement and will be subject to the terms and conditions of those agreements and the Plan, with one-quarter of the Option shares and Restricted Stock Units vesting 12 months from the date of grant and the remainder vesting in equal monthly installments for 36 months thereafter, provided Executive remains a full-time employee during these time periods. Vesting of the Option, Restricted Stock Units and any subsequent equity grants will cease upon termination of Executive’s employment by either party for any reason provided, however, in the event of the termination of Executive’s employment by the Company without “Cause” (as hereafter defined) or by Executive for “Good Reason” (as hereafter defined), in either case, within 12 months of the Change in Control (as hereafter defined), Executive shall vest in full with respect to the Option, Restricted Stock Units and any other equity incentive award then held by Executive.

(b) Upon approval by the Board (or a committee of the Board) the Company will enter into an amendment to the stock option agreements evidencing the stock options currently held by the Executive in the form attached hereto as Exhibit A.

(c) For purposes of the foregoing:

Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction,

(ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company, or

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders.

(d) In the event of any conflict with the terms of the stock option agreement or restricted stock unit agreement or the Plan, and this Agreement, this Agreement will control.

6.	Employment Period

Executives’ employment with the Company pursuant to this Agreement shall commence upon execution of this Agreement and shall continue until terminated by either party (“Employment Period”). Executive’s employment may be terminated by either party upon thirty (30) days written notice to the other party. Upon such termination, Executive will be entitled to the severance benefits described herein.

7.	Severance Benefits.

(a) If Executive’s employment is terminated by the Company for Cause, or by Executive without Good Reason, or upon Executive’s death, then Executive will receive his unpaid salary and benefits (including accrued, but unused vacation time) earned up to the effective date of his termination and nothing else.

(b) If Executive incurs a Separation from Service (as hereafter defined) because his employment is reduced or terminated by the Company without “Cause” or by Executive with “Good Reason” in either case within 12 months following a Change in Control, Executive will be entitled to receive the following benefits:

(i) The Company shall immediately pay to Executive the amounts described in Section 7(a) above.

(ii) The Company will pay an amount equal to (A) Executive’s annual base salary then in effect plus (B) Executive’s target bonus for the year in which the termination occurs as a severance payment. Such severance payment will be paid over a twelve (12) month period in a series of successive equal installments in accordance with the Company’s normal payroll schedule for the Company’s salaried employees, with the first such payment to be made on the first regular payday, within the sixty (60)-day period measured from the date of the Executive’s Separation from Service, on which the General Release delivered by Executive pursuant to Section 7(f) below is effective and enforceable following the expiration of the maximum review and revocation periods applicable to that release under law, but in no event later than the last day of that sixty (60)-day period on which such General Release is so effective and enforceable. Such severance payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and each such payment made during the period commencing with the date of Executive’s Separation from Service and ending on March 15 of the succeeding calendar year to the extent such payment qualifies as a short term deferral under Code Section 409A is hereby designated a “Short-Term Deferral Payment” for purposes of Section 10 of this Agreement and shall be paid during that period, whether or not Executive is deemed to be a Specified Employee under Section 10 at the time of his Separation from Service.

(iii) Provided the Executive and his eligible dependents elect to continue medical care coverage under the Company’s group health care plan pursuant to their COBRA rights following such termination of employment, the Company shall reimburse the Executive for the costs the Executive incurs to obtain such continued coverage (collectively, the “Coverage Costs”) until the earlier of (a) the expiration of the twelve (12)-month period measured from the first day of the month following such termination of employment or (b) the first date on which the Executive and his eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. During the COBRA continuation period, such coverage shall be obtained under the Company’s group health care plans. Following the completion of the applicable COBRA continuation period, such coverage shall continue under the Company’s group health plans or one or more other plans providing equivalent coverage. In order to obtain reimbursement for the Coverage Costs under the applicable plan or plans, the Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse the Executive for that payment. To the extent the Executive incurs any other medical care expenses reimbursable pursuant to the coverage obtained hereunder, the Executive shall submit appropriate evidence of each such expense to the applicable plan administrator within sixty (60) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) the Employee’s right to the reimbursement of such Coverage Costs or other medical care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to the Executive the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Executive’s sole responsibility. Any additional health care coverage to which the Executive and his dependents may be entitled under COBRA following the period for which the Executive is entitled to the reimbursement of Coverage Costs hereunder shall be at the sole cost and expense of the Executive’s and/or his dependents.

(c) If Executive’s employment is terminated by the Company without “Cause” or by Executive with “Good Reason” in the absence of a Change in Control or more than 12 months after a Change in Control, Executive will be entitled to receive the following benefits:

(i) The Company shall immediately pay to Executive the amounts described in Section 7(a) above.

(ii) The Company will pay an amount equal to Executive’s annual base salary then in effect as a severance payment. Such severance payment will be paid over a twelve (12) month period in a series of successive equal installments in accordance with the Company’s normal payroll schedule for the Company’s salaried employees, with the first such payment to be made on the first regular payday, within the sixty (60)-day period measured from the date of the Executive’s Separation from Service, on which the General Release delivered by Executive pursuant to Section 7(f) below is effective and enforceable following the expiration of the maximum review and revocation periods applicable to that release under law, but in no event later than the last day of that sixty (60)-day period on which such General Release is so effective and enforceable. Such severance payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, and each such payment made during the period commencing with the date of Executive’s Separation from Service and ending on March 15 of the succeeding calendar year to the extent such payment qualifies as a short term deferral under Code Section 409A is hereby designated a “Short-Term Deferral Payment” for purposes of Section 10 of this Agreement and shall be paid during that period, whether or not Executive is deemed to be a Specified Employee under Section 10 at the time of his Separation from Service.

(iii) Provided the Executive and his eligible dependents elect to continue medical care coverage under the Company’s group health care plan pursuant to their COBRA rights following such termination of employment, the Company shall reimburse the Executive for the costs the Executive incurs to obtain such continued coverage (collectively, the “Coverage Costs”) until the earlier of (a) the expiration of the twelve (12)-month period measured from the first day of the month following such termination of employment or (b) the first date on which the Executive and his eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. During the COBRA continuation period, such coverage shall be obtained under the Company’s group health care plans. Following the completion of the applicable COBRA continuation period, such coverage shall continue under the Company’s group health plans or one or more other plans providing equivalent coverage. In order to obtain reimbursement for the Coverage Costs under the applicable plan or plans, the Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse the Executive for that payment. To the extent the Executive incurs any other medical care expenses reimbursable pursuant to the coverage obtained hereunder, the Executive shall submit appropriate evidence of each such expense to the applicable plan administrator within sixty (60) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) the Employee’s right to the reimbursement of such Coverage Costs or other medical care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to the Executive the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Executive’s sole responsibility. Any additional health care coverage to which the Executive and his dependents may be entitled under COBRA following the period for which the Executive is entitled to the reimbursement of Coverage Costs hereunder shall be at the sole cost and expense of the Executive’s and/or his dependents.

(d) For purposes of this Agreement, “Cause” shall be defined as:

(i) commission of a felony or any other crime against or involving the Company;

(ii) an act of fraud, dishonesty or misappropriation committed by Executive with respect to the Company;

(iii) willful or reckless misconduct by Executive that materially affects the Company or any of its officers, directors, employees, clients, partners, insurers, subsidiaries, parents, or affiliates;

(iv) a material breach of this Agreement or the Proprietary Information and Assignment of Inventions Agreement between Executive and the Company (“Proprietary Information Agreement”).

The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Executive’s employment.

(e) For purposes of this Agreement, “Good Reason” shall be defined as one or more of the following conditions arising without Executive’s written consent:

(i) a material diminution in Executive’s base salary or material reduction of the bonus opportunity provided in Section 3; or

(ii) a material relocation of Executive’s principal place of business, with a relocation of more than fifty (50) miles to be deemed material for such purposes; or

(iii) a material breach of this Agreement by the Company.

In order for a termination of employment to be for Good Reason, Executive must provide written notice to the Board of the existence of one or more conditions described above and his intent to resign for Good Reason hereunder within a period not to exceed thirty (30) days of his knowledge of the initial existence of the condition. Following his providing this notice, the Company shall be provided a period of at least thirty (30) days during which to remedy the condition. Executive shall continue to receive the compensation and benefits provided by this Agreement during the cure period and if the condition is not cured at the end of such period Executive’s employment shall cease and Executive will become entitled to the severance benefits described above. If the condition is cured, Executive shall not be deemed to have “Good Reason” to terminate his employment.

(f) Notwithstanding the foregoing, in order to receive any severance payments or benefits under this Section 7, Executive must first execute and deliver to the Company, within thirty (30) days after the effective date of his Separation from Service under Section 7, a Separation Agreement and General Release (a “General Release”), and such General Release must become effective and enforceable in accordance with its terms following the expiration of any applicable revocation period under federal or state law. If such General Release is not executed and delivered to the Company within the applicable thirty (30)-day period hereunder or does not otherwise become effective and enforceable in accordance with its terms, then no severance benefits will provided Executive under this Section 7.

(g) For purposes of this Agreement, “Separation from Service” shall mean Executive’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services Executive is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Executive rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code. For purposes of determining whether Executive has incurred a Separation from Service, Executive will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.

8.	Full-time Services to the Company.

As a full-time executive employee, the Company requires that Executive devotes his full business time, attention, skills and efforts to the duties and responsibilities of his position. However, Executive will not be precluded from providing services to non-profit organizations or sitting on the board of directors of companies approved by the Board or the Compensation Committee of the Board, so long as such services will not otherwise interfere with Executive’s ability to satisfactorily fulfill his duties and responsibilities to the Company.

9.	Tax Withholdings.

Any and all cash compensation and other benefits paid to Executive under this Agreement shall be subject to all applicable tax withholding requirements, and the Company shall make such other deductions as may be required and/or allowed by applicable law and/or as authorized in writing by Executive.

10.	Section 409A Delayed Commencement of Benefits.

(a) Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Executive becomes entitled under Section 7 of this Agreement to the extent such payment or benefit constitutes an item of deferred compensation under Section 409A of the Code shall be made or paid to him prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his Separation from Service with the Company or (ii) the date of Executive’s death, if he is deemed at the time of such Separation from Service to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 10 shall be paid or reimbursed in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

If Executive is, at any time during the twelve-month period ending on the last day of any calendar year, deemed to be a “key employee” within the meaning of that term under Code Section 416(i), then Executive shall be deemed to be a Specified Employee subject to the six-month delay provisions of this Section 10(a) for the period beginning on the April 1 of the following calendar year and ending on the March 31 of the next year thereafter.

(b) The six month holdback set forth in the subsection 10(a) above shall not be applicable to (i) any severance payments under Section 7 that qualify as Short-Term Deferral Payments and (ii) any remaining portion of the severance payments due Executive under Section 7 to the extent that (I) those payments constitute separation pay within the meaning of Code Section 409A, (II) the dollar amount of those payments does not exceed two (2) times the lesser of (x) Executive’s annualized compensation (based on Executive’s annual rate of pay for the calendar year preceding the calendar year of Executive’s Separation from Service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had Executive’s Separation from Service not occurred or (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to

Section 401(a)(17) of the Code for the year in which Executive has a Separation from Service, and (III) such severance payments are to be made to Executive no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs. In addition, the six month holdback set forth in subsection 10(a) above will not be applicable to any reimbursement of Coverage Costs pursuant to Section 7(b)(iii) or Section 7(c)(iii) during the applicable period of continued COBRA coverage.

(c) To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision will be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder. For purposes of Code Section 409A, the right to any series of payments or benefits under this Agreement shall be treated as a right to a series of separate payments.

11.	Arbitration.

Any dispute, controversy, or claim, whether contractual or non-contractual, between Executive and the Company, unless mutually settled, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of Judicial Arbitration and Mediation Service (“JAMS”). Executive and the Company each agree that before proceeding to arbitration, they will mediate disputes before the JAMS by a mediator approved by the JAMS. If mediation fails to resolve the matter, any subsequent arbitrator shall be conducted by an arbitration approved by the JAMS and mutually acceptable to Executive and the Company. All disputes, controversies, and claims shall be conducted by a single arbitrator. If Executive and the Company are unable to agree on the mediator or the arbitrator, then the JAMS shall select the mediator/arbitrator. The resolution of the dispute by the arbitrator shall be final, binding, non-appealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in San Francisco, California. The Company shall pay all JAMS, mediation, and arbitrator’s fees and costs.

12.	Severability.

If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction (or determined by the arbitrator) to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

13.	Miscellaneous.

Executive acknowledges and agrees that in deciding to sign this Agreement he has not relied on any representations, promises or commitments concerning his employment, whether spoken or in writing, made to him by any representative of the Company, except for what is expressly stated in this Agreement, and the Proprietary Information Agreement. This Agreement can only be changed by another written agreement signed by Executive and an authorized representative of the Company and, to be effective, must specifically state that it is intended to alter or modify this Agreement. Except as provided for herein, this Agreement and the Proprietary Information Agreement consist of the entire agreement between the parties and supersede and replace any prior verbal or written agreements between Executive and the Company.

This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Each provision of this agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

SANGAMO BIOSCIENCES, INC.

By:	/s/ Edward O. Lanphier II
Edward O. Lanphier II
Chief Executive Officer

/s/ H. Ward Wolff
H. Ward Wolff
Executive Vice President and Chief Financial Officer